Exhibit 10.40

INCENTIVE AGREEMENT

THIS INCENTIVE AGREEMENT is dated as of December 19, 2013, and is between ZAIS Group, LLC, a Delaware limited liability company (the “Company”), and, Denise Crowley, an individual residing at 420 Everett Road Holmdel, NJ 07733 (the “Employee”).

RECITALS:

The Employee is currently employed as a full time employee by the Company.

The Company considers the Employee to be a valuable employee and desires to provide the Employee with certain additional compensation for the services to be rendered by the Employee to the Company in the future, above and beyond the compensation that is otherwise paid to the Employee, as an incentive for the Employee’s continuing to remain in the employ of the Company.

In consideration of the agreements set forth below, the Company and the Employee agree as follows:

1. The Company agrees, subject to the terms and conditions set forth herein, to pay the following amounts of incentive compensation to the Employee on the following dates:

$ 32,000	February 27, 2015
$ 32,000	February 29, 2016
$ 32,000	February 28, 2017

2. (a) The incentive compensation under paragraph 1 payable on February 27, 2015 will be paid to the Employee only if the Employee has been in the continuous employ of the Company or one of its designated affiliates from the date of this Incentive Agreement up to and including February 27, 2015 (subject to paragraph 2(b) below). The incentive compensation payable on February 29, 2016 under paragraph 1 will be paid to the Employee only if the Employee has been in the continuous employ of the Company or one of its designated affiliates from the date of this Incentive Agreement up to and including February 29, 2016 (subject to paragraph 2(b) below). The incentive compensation payable on February 28, 2017 under paragraph 1 will be paid to the Employee only if the Employee has been in the continuous employ of the Company or one of its designated affiliates from the date of this Incentive Agreement up to and including February 28, 2017 (subject to paragraph 2(b) below).

(b) If the Employee’s employment is terminated, either unilaterally by the Company other than “For Cause” (as defined in the Amended and Restated Operating Agreement of the Company, as from time to time in effect) or because of disability or death of the Employee, before February 27, 2015 with respect to the amount payable on February 27, 2015, or before February 29, 2016 with respect to the amount payable on February 29, 2016, or before February 28, 2017 with respect to the amount payable on February 28, 2017 the Company shall nevertheless pay to the Employee or the Employee’s estate (in the event of death) on February 27, 2015 , February 29, 2016, or February 28, 2017 the amount of compensation set forth in paragraph 1 respectively.

(c) The Employee shall be deemed to have become disabled for purposes of paragraph 2(b) above if the Managing Member of the Company (the “Managing Member”) shall find on the basis of medical evidence satisfactory to the Managing Member in his or her sole and absolute judgment that the Employee is disabled, mentally or physically, within the meaning of Section 409A(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the “IRC”).

(d) All amounts payable by the Company to the Employee hereunder will be reported to federal and state taxing authorities as additional wages and will be subjected to federal and state payroll tax withholding in accordance with the various requirements in effect at the time of payment.

3. Nothing contained in this Incentive Agreement and no action taken pursuant to this Incentive Agreement shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and the Employee. Any funds which may be invested under the provisions of this Incentive Agreement shall continue for all purposes to be a part of the general funds of the Company and no person other than the Company shall by virtue of the provisions of this Incentive Agreement have any interest in such funds. To the extent that any person acquires a right to receive payments from the Company under this Incentive Agreement, such right shall be no greater than the right of any unsecured general creditor of the Company.

4. Notwithstanding anything in this Incentive Agreement the contrary, no payment of any compensation shall be made to the Employee and all rights under this Incentive Agreement of the Employee, his or her executors or administrators, or any other person, shall be forfeited if the Employee ceases to be employed by the Company, except in the case of the unilateral termination of the Employee’s employment by the Company other than “For Cause”, or the death or disability of the Employee, as provided in paragraph 2.

5. The right of the Employee to the payment of compensation under this Incentive Agreement shall not be assigned, transferred, pledged or encumbered except by will or by the laws of descent and distribution.

6. Nothing contained herein shall be construed as conferring upon the Employee the right to continue in the employ of the Company in any capacity. Unless otherwise established by a separate written employment agreement signed by the Company and the Employee, the Employee shall remain an employee-at-will of the Company.

7. The Managing Member shall have full power and authority to interpret, construe, and administer this Incentive Agreement and the Managing Member’s interpretations and construction hereof, and actions hereunder, shall be binding and conclusive on all persons for all purposes. The Managing Member shall not be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Incentive Agreement.

8. This Incentive Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Employee and his heirs, executors, administrators, and legal representatives.

9. This Incentive Agreement is intended to comply with the provisions of Section 409A of the IRC.

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10. It is expressly understood and agreed by the Employee and the Company that the compensation payable hereunder has been granted in respect of services to be performed by the Employee in the future and as an incentive for the Employee’s continuing to remain in the employ of the Company. Solely if and to the extent required by IRC Section 409A(a)(4)(B)(iii), by his execution of this Incentive Agreement, the Employee elects to defer the compensation amounts as determined m paragraph 1 hereof in accordance with IRC Section 409A(a)(4)(B)(iii).

11. Notwithstanding any language to the contrary herein, in no event will the Company make distributions hereunder at any time prior to the earliest occurrence of any of the events set forth at IRC Section 409A(a)(2)(A) as that provision may from time to time be amended or interpreted by regulations issued by the U.S. Treasury Secretary.

12. This Incentive Agreement shall be construed in accordance with and governed by the law of the State of New Jersey.

13. The Employee acknowledges that he/she has read and understands this Incentive Agreement and has been given the opportunity to consult with his/her advisors with respect to its meaning.

This Incentive Agreement is being duly executed and delivered by the Employee and the Company as of December 19, 2013:

ZAIS Group, LLC

By /s/ Michael Szymanski

Employee:

/s/ Denise Crowley

Denise Crowley

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